Exhibit 10.2

April 19, 2012

Mr. David Kennedy
15055 Quito Road
Saratoga, California 95070

Dear David:

I am pleased to make you an offer of employment to join JDA as Executive Vice President & Chief Legal Officer, effective May 1, 2012. In this role, you will be a member of JDA Leadership Team and will report directly to the CEO. The salary for your position is $16,667 per pay period ($400,008 annually), payable on the 15th and 30th of each month. In addition, you will be eligible to participate in JDA's executive bonus plan, with an annual target bonus of $400,000. The $400,000 target will be based upon the achievement of JDA's corporate profitability target as well as individual employee performance. The variable compensation is, of course, not guaranteed, and participation date, amount, and continued participation are solely at the discretion of the CEO and the Board.

You will be granted 50,000 restricted shares of JDA Software, Inc. stock ("Time-based Award"). One-fourth of the Time-based Award will vest annually when vesting generally occurs for the Company's equity performance plan. In addition, as a member of the JDA Leadership Team, you will be eligible to participate in JDA's 2012 annual performance share program ("Performance Shares"). The Performance Share plan will be based upon the achievement of JDA's 2012 annual EBITDA target as established by the Board. The target number of Performance Shares that you will be eligible to receive in 2012 and thereafter will be targeted at $1,000,000, less the value of the Time-based Award that vest in the year after the Performance Share grant. For purposes of the latter calculation, the value of the Time-based Award will be calculated as of the date of grant for that year's Performance Shares. All Performance Shares will be determined by the CEO and must be approved by the Compensation Committee of the Board. Grant of the Time-based Award and Performance Shares are contingent on JDA being able to file an effective Form S-8 for a separate inducement plan.

You will also be eligible to participate in JDA's benefit plans, including, health, dental, vision, life insurance, disability and 401(k) savings plans. Medical/dental insurance benefits go into effect on your hire date. Life insurance is equal to two (2) times your annual salary to a maximum of $500,000. Vacation benefits are four (4) weeks per year accrued at 13.33 hours per month beginning on your hire date. We also offer enrollment in a 125 Flexible Benefits plan.

As the location for this role is in Scottsdale, you will be required to relocate to Scottsdale within a reasonable period of time, but no later than July of 2013. Prior to relocation to Scottsdale, JDA will reimburse temporary living and commuting expenses. Upon mutual agreement of the date that you will relocate, you will be eligible for relocation benefits pursuant to JDA's relocation program, under which JDA will reimburse up to $300,000 worth of actual and reasonable moving expenses. Moving expenses subject to this cap may include transaction costs associated with buying a home in Arizona and selling your home in California such as broker commissions, the cost of packing, moving and insuring personal possessions and a lump sum of $10,000 to cover incidental expenses. JDA will retain a relocation assistance company to assist with the move. The fees for this company, as well as temporary living and commuting expenses will not be included in the moving expense cap.
Finally, attached please find JDA's executive employment agreement. The agreement, along with this offer letter, establishes the terms and conditions of your employment. This offer is contingent upon obtaining favorable results from a criminal, educational and driving record background check, as well as favorable references. All information will remain confidential.

We are eager to receive confirmation of your acceptance of this offer. To do so, please sign below and return the letter to us. While we ask you to sign the acceptance letter, this does not constitute a contract, and employment remains at will.
David, we look forward to having you as a member of JDA's leadership team!

Sincerely,	Accepted:

/s/ Brian P. Boylan	/s/ David Kennedy

Brian P. Boylan	David Kennedy
SVP - Human Resources
Date: April 20, 2012

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made effective as of April 30, 2012 (“Effective Date”), by and between JDA Software Group, Inc., a Delaware corporation (“Company”) and David Kennedy (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).
WHEREAS, Company desires to retain the services of Executive as Executive Vice President and Chief Legal Officer;
WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive's employment by Company and to address certain matters related to Executive's employment with Company;
NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:
1.Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.Duties.

2.1    Position. Executive is employed as Executive Vice President and Chief Legal Officer and shall report to and have the duties and responsibilities assigned by Company's Chief Executive Officer (“CEO”) as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive's position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of Executive Vice President and Chief Legal Officer or are otherwise agreed upon with Executive.

2.2    Standard of Conduct/Full-time. During the term of this Agreement, Executive will act loyally and in good faith to discharge the duties of Executive Vice President and Chief Legal Officer, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act solely on behalf of Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company, unless Executive notifies the CEO in advance of Executive's intent to engage in other paid work and receives the CEO's express written consent to do so.

2.3    Work Location. Executive's principal place of work shall be located in Scottsdale, Arizona or such other location as the parties may agree upon from time to time. Notwithstanding the foregoing, Executive shall have until July 2013 to relocate his full time residence to Scottsdale.

3.At-Will Employment. Executive's employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below), by either Executive or the Company subject to the provisions regarding termination set forth below in Section 7. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company, and must be approved by the Company's CEO and the Company's Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.Compensation.

4.1    Base Salary. As compensation for Executive's performance of Executive's duties hereunder, Company shall pay to Executive a salary of $400,000 per year, payable in equal monthly installments and in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.2    Equity. As an inducement to join the Company, and conditioned on the Company's ability to file an effective S-8 registration statement for a separate inducement plan, Executive will receive (a) an award of performance shares under the Company's 2012 equity plan (“Performance Shares”) and (b) 50,000 restricted stock units, 12,500 of which will vest annually when vesting generally occurs for the Company's equity plan (“Time-based Award”). The number of Performance Shares awarded upon filing the S-8 will be based on a target value of $1,000,000, less the value of the 12,500 Time-based Award shares to vest in 2013. Subject to approval by the CEO and the compensation committee of the Company's Board of Directors (the “Board”), Company may from time to time grant to Executive various forms of equity awards of Company's common stock with an annual value target of $1,000,000, less the value of the Time-based Award granted for the year in which the target is being established. These future awards as well as any other equity awards referenced herein are collectively the “Equity Awards”. All Equity Awards will be subject to the terms and conditions contained in the applicable forms of award agreement adopted by the Board and certain vesting acceleration provisions described in this Agreement. When calculating the value of the Time-Based Awards for purposes of setting off the Performance Based Awards, the share value of the former will be as of the date of grant for that year's Performance Shares.

4.3    Incentive Compensation. In addition, Executive will also be eligible to receive incentive compensation subject to the terms and conditions contained in the Executive Bonus Plan, which is approved by the Board and is subject to amendment from time to time by the Board in its sole and absolute discretion (a “Bonus”). For 2012, the Executive's target Bonus will be $400,000, prorated for Executive's May 1, 2012 start date. For subsequent fiscal years, Executive will have a minimum annual target Bonus of $400,000. Unless otherwise provided herein, the payment of any Bonus pursuant to this Section 4.3 shall be made in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.4    Performance and Salary Review. The Board will periodically review Executive's performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion.

5.Customary Fringe Benefits and Facilities. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Notwithstanding the Company's policies, Executive will receive four (4) weeks of paid vacation annually. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during the period of employment under this Agreement, Executive and his spouse and eligible dependents shall be entitled to receive all benefits of employment generally available to other senior executives of the Company and those benefits for which key executives are or shall become eligible, when and as Executive becomes eligible therefore, including, without limitation, group health, life and disability insurance benefits and participation in Company's 401 (k) plan.

6.Business Expenses. Executive will be reimbursed for all reasonable, out-of pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive's tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7.Termination of Executive's Employment.

7.1    Termination for Cause or Disability by Company; Death. Company may terminate Executive's employment immediately at any time for Cause or following Executive's Disability (as defined below). Executive's employment shall terminate automatically upon Executive's death. For purposes of this Agreement, “Cause” is defined as: (a) theft, material dishonesty in connection with Executive's employment, or intentional falsification of any employment or Company records; improper disclosure of Company's confidential or proprietary information; (b) Executive's conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for Company; (c) willful misconduct or breach of fiduciary duty for personal profit by Executive, (d) Executive's material failure to abide by the Company's code of conduct or code of ethics policies resulting in demonstrable injury to the Company or its reputation, or (e) a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from Company. For purposes of this Agreement, “Disability” shall have the meaning assigned to it in the group long term disability insurance policy maintained by the Company for the benefit of its employees. In the absence of such a policy, “Disability” means that, as a result of Executive's mental or physical illness, Executive is unable to perform (with or without reasonable accommodation in accordance with the Americans with Disabilities Act) the duties of Executive's position pursuant to this Agreement for a continuous period of three (3) months. In the event Executive's employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Except as specifically set forth in this Section 7.1, Executive will not be entitled to receive the Severance Benefits described in Section 7.2, below.

7.2    Termination Without Cause by Company; Severance. Company may terminate Executive's employment under this Agreement without Cause at any time on sixty (60) days' advance written notice to Executive. In the event of such termination, Executive will receive the unpaid Base Salary then in effect, prorated to the effective date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof. In addition, the Company shall (X) pay a lump sum on the forty-fifth (45th) day following such termination in an amount equal to his Base Salary for twenty-four (24) months from the termination date, plus one year's base Bonus pursuant to Section 4.3 of this Agreement for the calendar year during which the termination occurs, calculated based on the Bonus that would be paid to Executive if he had not been terminated and if all performance based milestones were achieved at the 100% level by both Company and the Executive, such Bonus to be, solely for the purpose of defining Severance Benefits, not less than $400,000, and all unpaid, but earned Bonus amounts during the year in which the termination occurs through the most recently completed fiscal quarter prior to the termination date; (Y) cause the immediate acceleration of the vesting of all outstanding earned-but-unvested Equity Awards; and (Z) in the event that Executive timely elects to obtain continued group health insurance coverage under COBRA following termination of employment under this Section 7.2, the Company will pay the premiums for such coverage through the earlier of (i) the date that is eighteen (18) months following the Termination Date, or (ii) the first date on which Executive becomes eligible for other group health insurance coverage pursuant to Executive's subsequent employment (such amounts, accelerated vesting and insurance coverage, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof as of the date of termination, shall be referred to herein as the “Severance Benefits”), provided that (A) Executive and the Company execute a mutual full general release, releasing all claims, known or unknown, that they may have against each other arising out of or any way related to this Agreement or Executive's employment or termination of employment with Company and such release has become effective in accordance with its terms prior to the forty-fifth (456) day following such termination, in the form attached hereto as Exhibit A, as such form may be amended to comply with applicable law, and (B) the Severance Benefits shall be subject to Section 7.5 below. For purposes of this agreement, an “earned-but-unvested Equity Award” means an Equity Award or any portion thereof that remains subject to a substantial risk of forfeiture until both (i) one or more applicable corporate financial or other business performance goals have been satisfied and (ii) Executive's service with the Company has continued through a specified date, and with respect to such Equity Award the condition specified in clause (i) of this sentence has been satisfied but the condition specified in clause (ii) of this sentence has not been satisfied. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment. The provisions of this Section 7.2 shall not apply to termination of Executive's employment by reason of death or Disability.

7.3    Termination for Good Reason by Executive; Severance. Executive may terminate Executive's employment under this Agreement for Good Reason (defined below) at any time on five (5) days' advance written notice to Company given within one hundred eighty (180) days following the initial existence of a condition constituting Good Reason. In the event of such termination for Good Reason, Executive will receive the unpaid Base Salary then in effect, prorated to the effective date of termination together with any amounts to which Executive is entitled pursuant to Sections 5 and 6 hereof. In addition, Executive will be entitled to receive the Severance Benefits described in Section 7.2, above, provided that Executive complies with the conditions to receiving the Severance Benefits described in

Sections 7.2(A) and 7.2(B), above. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment. For purposes of this Agreement, “Good Reason” is defined as the occurrence and continuation of any of the following conditions, provided that Executive has delivered written notice to the Company of such condition within ninety (90) days after its initial existence and the Company has failed to cure such condition within thirty (30) days following such written notice:

(a)a material, adverse change in Executive's authority, responsibilities or duties; provided, that for purposes of this Agreement and without limiting the generality of the foregoing, a material, adverse change shall be deemed to occur if Executive no longer serves as, or it is announced that Executive will no longer serve as, Chief Legal Officer (who shall be the most senior legal executive) of a publicly-traded company reporting directly to the CEO;
(b)the relocation of Executive's work place for Company over Executive's written objection, to a location more than thirty (30) miles from Scottsdale, Arizona;

(c)a failure to pay, or any material reduction of Executive's Base Salary or Executive's Bonus without Executive's written consent (subject to applicable performance requirements with respect to the actual amount of Bonus earned by Executive); or

(d)any material breach of this Agreement by Company that is not cured within thirty (30) days of Company's receipt of written notice from Executive specifying the material breach of this Agreement.

7.4    Voluntary Resignation by Executive. Executive may voluntarily resign Executive's position with Company for any reason, at any time after the Effective Date, on five (5) days' advance written notice. In the event of Executive's resignation, Executive will be entitled to receive only the Base Salary for the five-day notice period and no other amount (other than amounts to which Executive is entitled pursuant to Section 5 or 6 hereof). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination of employment. In addition, Executive will not be entitled to receive any other Severance Benefits described in Section 7.2, above. The provisions of this Section 7.4 shall not apply to Executive's resignation for Good Reason.

7.5    Forfeiture of Severance Benefits. The right of Executive to receive or to retain Severance Benefits pursuant to Section 7.2 or Section 7.3 shall be subject to Executive's continued compliance with the Covenants (as defined in Section 12). In the event that an arbitrator finds in accordance with the procedures described in Section 13 that Executive has engaged in a material breach of any of the Covenants, the Company shall have the right to (a) terminate any further provision of Severance Benefits not yet paid or provided, (b) seek reimbursement from Executive for any and all such Severance Benefits previously paid or provided to Executive, (c) recover from Executive all shares of stock of the Company the vesting of which was accelerated by reason of the Severance Benefits (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (d) to immediately cancel all Equity Awards the vesting of which was accelerated by reason of the Severance Benefits.

7.6    Acceleration of Vesting on a Change in Control. In the event of a Change in Control (as defined by the applicable award agreements described in Section 4.2 or, absent such definition therein, as defined by the Company's 2005 Performance Incentive Plan or other employee equity plan approved by the Board), the vesting of all then unvested Inducement Awards and Equity Awards granted to Executive will accelerate immediately prior to, but contingent upon the consummation of, the Change in Control, irrespective of whether, within a period of four (4) months prior to such Change in Control, Executive has been involuntarily terminated by the Company without Cause as described in Section 7.2 or has terminated his employment for Good Reason as described in Section 7.3.

8.No Conflict of Interest. During the term of Executive's employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. If the Board reasonably believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with Company.

9.Post-Termination Non-Competition.

9.1    Consideration For Promise To Refrain From Competing. Executive agrees that Executive's services are special and unique, that Company's disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive's level of compensation and benefits are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration is adequate for Executive's promises contained within this Section 9.

9.2    Promise To Refrain From Competing. Executive understands Company's need for Executive's promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive's employment develop, be personally entrusted with and exposed to Company's proprietary information; (c) both during and after the term of Executive's employment, Company will be engaged in the highly competitive retail demand chain software industry; (d) Company provides products and services nationally and internationally; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in Section 9.1 above, Executive agrees that for the period of nine (9) months following the date Executive ceases to render services to Company (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor of Company, which is defined to include those entities or persons in the business of developing, marketing, selling and supporting software designed for businesses in the retail and consumer packaged goods markets or in the business of helping companies synchronize their inventory decisions with advanced supply chain, inventory management and data mining solutions, in any country in which Company does business (the “Restricted Business”) or (ii) make or hold during the Covenant Period any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this Section 9, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company.

9.3    Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive's varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

9.4    Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the Covenant Period by an amount of time equal to any period in which Executive is in breach of this covenant.

10.Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company's Employee Innovations and Proprietary Rights Assignment Agreement attached hereto as Exhibit 13 and incorporated herein by reference.

11.Nonsolicitation.

11.1    Nonsolicitation of Customers or Prospects. Executive acknowledges that information about

Company's customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the term of this Agreement and the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects (defined as prospective customers who had received a written proposal from the Company for Company products or services within the past 12 months) by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

11.2    Nonsolicitation of Company's Employees. Executive agrees that during the term of this Agreement and the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging, hiring or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

12.Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in Sections 9-11 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall, in addition to the action it is authorized to take pursuant to Section 7.5, be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

13.Agreement to Mediate and Arbitrate. In the event a dispute arises in connection with this Agreement, the Company and Executive agree to submit the dispute to non-binding mediation, with the mediator to be selected and compensated by the Company. In the event a resolution is not reached through mediation, then, to the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of Company's Employee Innovations and Proprietary Rights Agreement, workers' compensation, unemployment insurance benefits and Company's right to obtain injunctive relief pursuant to Section 12 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

13.1    Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

13.2    Arbitration Procedure. The arbitration will be conducted in Maricopa County, Arizona, by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

13.3    Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

14.General Provisions.

14.1    Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company, provided such successors and assigns agree in writing to be bound by the terms of the Agreement. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

14.2    Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3    Attorneys' Fees. In any dispute relating to this Agreement, each party shall pay its or his own attorneys' fees unless a statute awards attorneys' fees to the prevailing party. Any reimbursement of attorney's fees to which Executive is entitled and which are treated for federal income tax purposes as compensation shall (a) be paid no later than the last day of Executive's tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

14.4    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Maricopa County, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.7    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

14.8    Survival. Sections 8 (“No Conflict of Interest”), 9 (“Post-Termination Non‑ Competition”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief ), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive Executive's employment by Company.

14.9    Application of Section 409A.

(a)Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury

Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive's separation from service, no amount that constitutes a deferral of compensation within the meaning of the Section 409A Regulations which is payable on account of Executive's separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive's separation from service or, if earlier, the date of Executive's death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)If the Executive or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Employee, the Company and Executive shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.

(c)The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.

15.Entire Agreement. This Agreement, together with the Plan and any agreement evidencing an Equity Award described in Section 4.2, the Executive Bonus Plan described in Section 4.3, the Employee Innovations and Proprietary Rights Assignment Agreement described in Section 10 and the Form of Confidential Separation and Release Agreement attached hereto as Exhibit A, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. Notwithstanding the foregoing, if there is a conflict between this Agreement and any other policy or plan of the Company, this Agreement will govern.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: April 20, 2012	/s/ David Kennedy

COMPANY

Dated:	By:
Hamish N. Brewer,
President and Chief Executive Officer

[Signature Page to Executive Employment Agreement]